Exhibit 99(i)





September 11, 2000

Securities and Exchange Commission
Washington, D. C. 20549

RE:                Asyst Corporation

Dear Commission,

We are writing in response to comment number 11 of your comment letter dated April 11, 2000 regarding Asyst Corporation's amended Form 10-SB.

We represent to the Commission, and agree that (1)it is the registrant's (Asyst's) responsibility to provide financial statements audited by an independent auditor, (2) that any action by the Commission or staff in the process of reviewing a filing does not relieve the registrant from its responsibility to provide audited financial statements, and (3) should the Commission or the staff not object to the independence of the auditor, in connection with a review of a disclosure document, the registrant should not assert this action as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


We hope this representation will meet your needs. If you have any questions or concerns, please advise.

Sincerely,

/s/Jon Lelegren
Jon Lelegren, C.P.A.
Mantyla McReynolds

cc:   Leonard W. Burningham